Exhibit 10.2

AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter, dated to be effective as of September 24, 2019 (the “Amendment”), amends the Offer Letter dated July 23, 2019 (the “Offer Letter”) between Eric Beringause (“Beringause”) and Dean Foods Company, a Delaware corporation (the “Company”).

WHEREAS, Beringause was retained under the Offer Letter by the Company to serve as its President and Chief Executive Officer; and

WHEREAS, the Parties desire to amend the Offer Letter to clarify certain terms relating to an inducement grant to be made to Beringause.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Offer Letter, the receipt and sufficiency of which are hereby acknowledged, Beringause and the Company hereby agree as follows:

1.       The section of the Offer Letter entitled “Inducement Grant” is hereby deleted in its entirety and replaced with the following revised section:

“Inducement Grant

You will receive an Inducement Grant consisting of Performance Vesting Stock Options (the “Performance Options”).  The total number of Performance Options will be equal to $3,000,000.00 divided by the Company’s closing stock price one business day before your Start Date. The exercise price for the Performance Options shall be equal to the Company’s closing stock price one business day before your Start Date.

The Performance Options shall vest as follows:

•	50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target for the 2020 calendar year, such EBITDA target to be established and approved by the Compensation Committee not later than March 15, 2020; and

•	50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target for the 2021 calendar year, such EBITDA target to be established and approved by the Compensation Committee not later than March 15, 2020.

The total number of Performance Options that will vest at the end of each annual measurement period will be calculated using a 2:1 leverage factor on EBITDA actually delivered versus the corresponding EBITDA target, starting with a minimum amount of Performance Options equivalent to 50% of the total stock options originally granted.  The maximum number of shares that could potentially be delivered under the Inducement Grant is equivalent to the total Performance Options originally granted.  You will receive additional details regarding your grant not later than March 30, 2020.”

2.       Any capitalized terms not defined herein shall be given the meanings assigned to them in the Offer Letter.

3.       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. The facsimile or e-mail transmission of any signed original counterpart of this Amendment, and transmission or re-transmission of any signed facsimile or e-mail transmission, shall be the same as delivery of an original. At the request of either party, the parties hereto will confirm facsimile and e-mail transmitted signatures by signing an original document for delivery between them.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date specified above, regardless of the date of execution.

DEAN FOODS COMPANY

By:	/s/ Kristy N. Waterman
Kristy N. Waterman Senior Vice President, General Counsel & Corporate Secretary

/s/ Eric Beringause
ERIC BERINGAUSE